Exhibit 99.2

Philip Morris International Inc.

2010 Third-Quarter Earnings Conference Call

October 21, 2010

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a news release containing detailed information on our 2010 third-quarter results. You may access the release on our web site at www.pmi.com.

(SLIDE 2.)

During our call today, we will be talking about results in the third quarter of 2010 and comparing them with the same period in 2009 unless otherwise stated. References to volumes are for PMI shipments. Industry volume and market shares are the latest data available from a number of internal and external sources. Net revenue data excludes excise taxes. “Acquisitions”, for the purposes of this presentation, also include our business combination with Fortune Tobacco Corporation in the Philippines. Organic volume refers to volume excluding acquisitions.

You will find data tables showing how we made adjustments to net revenues and operating companies income, or “OCI”, for currency, acquisitions, asset impairment, exit and other costs, free cash flow calculations, and adjustments to Earnings per Share, or “EPS”, as well as reconciliations to U.S. GAAP measures, at the end of today’s web cast slides, which are posted on our web site.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results, and I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and news release for a review of the various factors that could cause actual results to differ materially from projections.

It is now my pleasure to introduce Hermann Waldemer, Chief Financial Officer.

Hermann.

HERMANN WALDEMER

(SLIDE 4.)

Thank you, Nick, and welcome ladies and gentlemen.

As anticipated, our third quarter results were adversely impacted by various timing issues, in particular relating to Japan. More than half our organic volume decline in the quarter was attributable to the payback for the previously disclosed 3.4 billion unit build-up of stocks at our distributor in Japan during the second quarter this year. The lower sales to Japan also drove an unfavorable geographic mix in the quarter. We do, however, remain very competitive in this important market, where Marlboro is growing share behind innovative line extensions, such as Marlboro Black Menthol and Marlboro Ice Blast, which reached a combined market share of 2.0% in the quarter.

We continued to face a difficult environment in both Greece and Turkey, resulting from the significant tax increases that occurred earlier this year. Industry volume in these markets was down by 8% and 6%, respectively, in the third quarter, and the widening of price gaps has led to consumer downtrading and an unfavorable product mix.

These three issues masked an otherwise strong underlying business performance. I would like to mention in particular the good results of Marlboro, driven by the new architecture and innovative line extensions. The market share of Marlboro was higher or stable in the third quarter across all four of our Regions.

A notable highlight of the quarter was our continued strong cash flow performance, with operating cash flow increasing by more than 30% in the third quarter. This allowed us to accelerate the implementation of our share repurchase program and to increase our dividend by 10.3% in September.

(SLIDE 5.)

Indeed the strength of our underlying business, along with more favorable exchange rates and a lower tax rate, has led us to raise and narrow our reported diluted EPS guidance for 2010 to a range of $3.90 to $3.95. This represents a reported diluted EPS growth rate of approximately 20% to 22%, compared to the $3.24 achieved last year. Excluding currency, the growth rate in our guidance is now approximately 16% to 18%, compared to 14% to 17% projected previously.

(SLIDE 6.)

Our cigarette volume in the quarter increased by 4.5% to 229.2 billion units, driven by our successful business combination with Fortune Tobacco in the Philippines. Excluding acquisitions, our volume declined by 2.9%, or 6.3 billion units.

In addition to Japan, Ukraine contributed 2.6 billion units to this decline, reflecting both the timing of shipments and market contraction following a series of tax-driven price increases. Our volume was also unfavorably influenced by lower industry volumes in such markets as Greece, Poland, Spain and Turkey.

On a year-to-date basis, our organic volume was down by 1.6%, or 10.5 billion units. The decline was driven in particular by Turkey and Ukraine, whose combined volume was down 10.1 billion units, as well as by Greece and Spain. Our volume in a number of important emerging markets, including Algeria, Argentina, Egypt, Indonesia, Korea, Mexico and Russia, has, however, increased this year.

(SLIDE 7.)

Our net revenues, excluding currency and acquisitions, were down slightly in the quarter, impacted in particular by the timing of shipments to Japan, the need to partially absorb taxes and lower volumes in Greece, lower volumes and an unfavorable mix in Turkey, and the lapping of last year’s price increase in Germany. On a year-to-date basis, our net revenues, excluding currency and acquisitions, are up 3.6%.

(SLIDE 8.)

Our OCI in the third quarter was unfavorably impacted by two timing effects and difficult comparisons, namely the aforementioned timing of Japanese shipments and pricing, as well as the tax-driven industry volume declines and unfavorable mix in Greece and Turkey, and lower industry volumes in Spain and Ukraine.

During the third quarter last year, we achieved a record pricing variance of $590 million. Our pricing variance in the third quarter this year was $292 million, as we notably lapped price increases in Germany and Turkey, and were obliged to partially absorb higher taxes in Greece. Consequently, we were not able to fully offset the lower volume and unfavorable geographic mix in this quarter, and adjusted OCI declined by 1.7%, excluding currency and acquisitions, while adjusted diluted EPS grew at the slower rate of 5.4%, excluding currency.

On a year-to-date basis, adjusted OCI increased by 4.5%, excluding currency and acquisitions. These results were impacted by lower volumes, the skew of our pricing variance this year towards the fourth quarter, and higher costs, which we were able to partially offset through our productivity program. As previously disclosed, tobacco leaf price increases are expected to have an impact of around $215 million for the full year 2010. In addition, we have increased our investments in marketing, sales, R&D and infrastructure. Going forward, we expect tobacco leaf price increases to be broadly in line with inflation and we will continue our rigorous focus on cost controls and productivity gains. Our adjusted diluted EPS growth so far this year was 12.5%, excluding currency.

(SLIDE 9.)

The underlying strength of our business and favorable pricing prospects are the basis for our confidence in our full year guidance.

We expect to reap the benefit in the fourth quarter of recently implemented price increases in Argentina, Indonesia, Italy, Japan, Russia and the UK. In addition, we have announced a price increase of 30 Euro cents across our portfolio in France, higher prices as of next month in Poland, and have filed for a price increase with the customs authorities in Portugal. Furthermore, we will benefit substantially in the fourth quarter from the revaluation of the inventories at our distributor in Japan. This represents the increased margin on our future sales to the trade, but from an accounting perspective was taken in October in one go due to our import structure in this market. We therefore expect our pricing variance in the fourth quarter this year to be significantly higher than in the third quarter.

(SLIDE 10.)

Our underlying business performed strongly in the third quarter, with a share gain for the company and for Marlboro in the EU Region, and good share momentum across all Regions. PMI achieved year-on-year or sequential share growth notably in Algeria, Argentina, Egypt, Greece, Indonesia, Korea, Mexico, the Netherlands, Poland, Russia, Serbia, Spain and Turkey.

(SLIDE 11.)

A key driver of our improved business momentum has been the successful roll-out of the new Marlboro architecture. In the third quarter, the share of Marlboro increased or was stable in all four of our Regions.

(SLIDE 12.)

The market share of Marlboro in the EU Region grew by 0.2 points in the third quarter to 18.4%, with solid performances notably in Belgium, Italy, the Netherlands, Poland and Spain. In the highly price sensitive German market, Marlboro’s recovery is being hampered by a widening of price gaps. In Greece, consumers have been downtrading due to steep price increases and enlarged price gaps in a difficult economic environment.

(SLIDE 13.)

L&M is the second best selling cigarette brand in the EU Region after Marlboro. Its strong momentum continued in the third quarter, with market share growth notably in Belgium, the Czech Republic, Germany, Greece, the Netherlands, Poland, Portugal and Slovakia. For the Region as a whole, L&M grew by 0.6 share points to 6.3%.

(SLIDE 14.)

Outside the EU Region, Marlboro is performing very strongly, with market share gains across a wide range of different geographies. Marlboro volume increased by 9.8% in Asia, excluding Japan, was up 0.8% in the Latin America and Canada Region, and was down only marginally in the EEMA Region.

(SLIDE 15.)

Let me now turn to our momentum in key markets, starting with the EU Region. In the third quarter, total industry volume was down 5.5%, driven primarily by the recession-related double-digit decline of the Spanish market, the combination of price elasticity this year and trade purchase patterns last year in the Polish market, and the impact of higher prices and the economic crisis in Greece.

(SLIDE 16.)

Our total market share in the EU Region increased by 0.2 points in the third quarter to 39.1%, behind an overall solid performance across our main markets.

(SLIDE 17.)

In Greece, our market share is increasing sequentially, as the growth of L&M has more than offset the decline in Marlboro. To maintain the competitiveness of Marlboro, we were obliged to partially absorb tax increases that occurred earlier this year. We expect that the Greek market will continue to act as a drag on our regional profitability growth into the beginning of next year, while discussions on structural changes to the excise tax system continue.

(SLIDE 18.)

We increased our shipment volume in the very important Russian market by 1.4% in the third quarter to a record level of 25.4 billion units. This strong performance was driven by above premium Parliament, mid-price Chesterfield and low-price Bond Street and Next. PMI implemented price increases of two to three Rubles per pack in July. The market is stabilizing overall and consumer downtrading continues to slow.

(SLIDE 19.)

Industry volume during the third quarter in Ukraine is estimated to have been down about 15%, reflecting the size of trade purchases in June ahead of the latest tax increases, and a market contraction resulting from continuous price increases over the last two years. Our volume declined by 2.6 billion units, or about one quarter. Premium Marlboro and mid-price Chesterfield gained share, but we shed share at the low end of the market. The improved mix and higher prices enabled us to strongly increase our profitability in Ukraine during the third quarter.

(SLIDE 20.)

While the decline slowed in the third quarter, industry volume in Turkey was still down by about 6% year on year, as consumers have switched to contraband cigarettes and loose tobacco, following the very large tax-driven price increases earlier this year. Though our volume and product mix remains unfavorable compared to last year, our market share in

Turkey is starting to improve sequentially, which makes us optimistic that the outlook will be better next year after a difficult 2010.

(SLIDE 21.)

While our shipments to Japan in the third quarter were 3.5 billion units below the prior year, sales by our distributor to the trade rose by 4.0 billion units, or 27.3%. We estimate that the retail trade built up about ten days of additional stock and consumers purchased some three weeks of stock ahead of the October 2010 retail price increase. Consequently, retail sales this month have been very limited and we will only be able to see the consumers’ reaction to the higher prices towards the end of the quarter and during the first part of next year.

Let me remind you that the retail selling price for cigarettes grew very significantly this month, with a 37.5% increase for Marlboro. While the price increases are unprecedented in their magnitude and take place in a deflationary environment, cigarettes remain relatively affordable and, therefore, we are optimistic that our profitability will be enhanced going forward.

(SLIDE 22.)

Industry volume in Indonesia grew by a further 3.9% in the quarter, broadly in line with the annual trend. Our shipments were up 3.1% in the third quarter, despite the temporarily unfavorable impact on A Mild, the leading brand in Indonesia, of passing through the 10,000 Rupiah per pack price point. Our overall market share was down 0.2 points, while our profitability in Indonesia grew at a double-digit rate in the quarter, thanks to higher prices and the growing volumes.

(SLIDE 23.)

In Korea, PMI volume increased by 9.7% in the third quarter, and our market share grew by 2.4 points to 17.0%, thanks in particular to Marlboro and Parliament, whose growth in recent quarters in Korea has been nothing less than spectacular. Meanwhile, as elsewhere in the world, PMI continues to advocate for the adoption of a system of regular, moderate excise tax increases.

(SLIDE 24.)

In the Latin America and Canada Region, overall industry volume in key markets was essentially stable in the quarter. The Canadian market grew by 4.2%, a slower pace that reflects the fact that we have lapped the period last year when the provincial authorities in Quebec and Ontario started to increase their enforcement against contraband sales. The markets in Argentina and Mexico were down slightly. Our strong share growth continued in the quarter in the key markets of Argentina and Mexico. In the latter, Marlboro continued to grow share and has now captured nearly half the market, helped by the roll-out of the new architecture.

Excluding currency and acquisitions, OCI in the quarter was up 2.2%, driven by higher pricing that was partly offset by lower volumes and an unfavorable mix in Canada, where low-price brands have become more prominent following the decline in the illicit trade. In the fourth quarter, profitability will be enhanced by the recently announced retail price increase of half a Peso in Argentina.

(SLIDE 25.)

Our working capital reduction program is reinforcing our tremendous cash flow generation. In the third quarter this year, our operating cash flow was 30.9% higher at $2.4 billion. Excluding currency, operating cash flow was up by 43.6%. Free cash flow increased at the slightly faster rates of 33.6%, and 47.4% excluding currency.

(SLIDE 26.)

On a year-to-date basis, our operating cash flow has reached $7.9 billion, for a cumulative total of $23.7 billion since the beginning of 2008. With one quarter to go, we have already surpassed the $21.7 billion cumulative three year operating cash flow target that we established at the spin by nearly 10%.

(SLIDE 27.)

Our financial strength enables us to generously reward our shareholders. Thanks to the continued strong growth of our cash flow, we have increased our allocation for share repurchases for the full year to $5 billion, accelerating the rate of purchases this year under our previously approved program by $1 billion more than originally foreseen. In the third quarter, we spent $1.1 billion to purchase an additional 20.7 million shares and have spent $3.9 billion in all so far this year to buy 78.5 million shares.

(SLIDE 28.)

In September, we increased our quarterly dividend by 10.3% to 64 cents a share, an annualized rate of $2.56. In fact, since the March 2008 spin, we have raised our dividend by 39% and our dividend yield stands at 4.5%.

(SLIDE 29.)

So let me now summarize why we believe we continue to be an attractive investment opportunity.

We have strong business momentum going into the fourth quarter, and will benefit from higher margins in Japan, as well as price increases in Argentina, France, Indonesia, Italy, Poland, Portugal, Russia and the UK. We also have a more favorable currency tailwind than previously factored into our forecast and a lower tax rate. Consequently, we are raising and narrowing our reported diluted EPS guidance for 2010 to a range of $3.90 to $3.95. Compared to 2009, this represents a strong growth rate of approximately 20% to 22%.

We have market leadership and are growing volume and overall share in emerging markets. Marlboro is performing well behind its new brand architecture and innovative line extensions, with overall share up in the EU Region in the third quarter, and either increasing or stable in our three other Regions. Our pricing power remains strong due to our brand leadership and broad portfolio. The outlook for costs going forward is improving. Our growing cash flow has enabled us to accelerate our share repurchase program this year to a total spending target of $5 billion, and we raised our dividend by 10.3% in September, thus providing attractive returns to our shareholders.

(SLIDE 30.)

Thank you. I will now be pleased to answer any questions you may have.

(SLIDE 31–37 – Reconciliation Slides)

NICK ROLLI

Well, thank you for joining us. That concludes our call today. If you have any follow-up questions, please contact the investor relations team in Lausanne, Switzerland. The telephone number is posted on our press release that was issued earlier today. Thank you again. Have a great day.